UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement

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The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
Mark Burnett
John DeShazo
Mark Frank
Louis Gleckel, MD
Mark Leventhal
James McCubbin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR FURTHER INFORMATION:
Ted Karkus
Phone: (516) 569-9999

Paul Schulman
The Altman Group, Inc.
Phone: (201) 806-2206

FOR IMMEDIATE RELEASE
TUESDAY, MAY 19, 2009

IN ELEVENTH-HOUR SMEAR ATTEMPT, QUIGLEY MANAGEMENT SACRIFICES KEY EMPLOYEE OF ITS PHARMA DIVISION

Woodmere, NY – May 19, 2009 – In an eleventh-hour attempt to smear Ted Karkus, The Quigley Corporation (NASDAQ: QGLY) has issued a press release claiming that there was some improper financial arrangement between Dr. Richard Rosenbloom, a key staff member of a subsidiary of Quigley, and Mr. Ted Karkus, who leads a group of dissident shareholders who have offered their own slate of Quigley’s Board of Directors for election at the annual meeting scheduled for Wednesday, May 20, 2009.

Mr. Karkus had loaned Dr. Rosenbloom a total of $55,000 over a period of approximately six months.  The loans were sought by Dr. Rosenbloom for personal purposes.  They are reflected in a written promissory note that provides, appropriately, for repayment of the loan and the payment of interest, and are secured by other assets of Dr. Rosenbloom.

Mr. Karkus did not seek, nor did he receive, any “inside information” in connection with the loan or otherwise.

Mr. Karkus has stated: “I am proud to have been in a position to help out someone in need.  For the Company to attempt to manufacture a scandal on the last day of voting is disgraceful.  It is quite obvious that they knew about this loan before today, and for the Company to treat Richard Rosenbloom so disgracefully is truly reprehensible.”

Quigley has apparently determined to suspend, and perhaps discharge, Dr. Rosenbloom as a result of his alleged failure to report the loans to the CEO, Mr. Guy Quigley.  Putting aside the question of what right Mr. Guy Quigley had to demand reports of this kind, the willingness of The Quigley Corporation to sacrifice Dr. Rosenbloom in an effort to impugn Mr. Karkus must  be of grave concern to all shareholders.  As the Company just stated in its Form 10-K, filed on March 9, 2009:

The Company’s Future Success Depends on the Continued Employment of Richard A. Rosenbloom, M.D., Ph.D., with Pharma.  Pharma’s potential new products are being developed through the efforts of Dr. Rosenbloom.  The loss of his services could have a material adverse effect on the Company’s product development and future operations.

In short, Mr. Guy Quigley is willing to subject your Company to this possible material adverse effect and to jeopardize the Company’s product development and future operations, all in the name of avoiding a loss of control.

Quigley has loosely alluded to discovery responses made by Mr. Ted Karkus in recent litigation that Quigley began against him and other members of the his group (but, notably, that Quigley has since voluntarily abandoned).  The Company’s discovery was focused on officers and directors of The Quigley Corporation.  Dr. Rosenbloom is neither an officer nor director of the Quigley Corporation and instead is on the staff of a wholly-owned subsidiary.   Whatever else may be made of the record of the now-dismissed action, there is no proper basis for any claim of impropriety.

Unfortunately, the entire affair reveals the lengths that entrenched management will go, and the injury they are willing to inflict on both a key staff member of the Pharma subsidiary and the Company’s overall  interests, in order to stay in office.

The Karkus group respectively urges the shareholders to replace the Board of Directors on May 20, 2009, and elect directors that will put the interests of the Company and its shareholders first.

VOTING INSTRUCTIONS:
Only your last vote counts. Simply find the control # on our lightly shaded Blue Voting Instruction Form. This is the voting form that has the Ted Karkus list of Shareholder Nominees on it. Then call (800) 454-8683 or go to www.proxyvote.com and input your control # when prompted. It is that simple to vote or to change your vote.

You may also call the Shareholder Nominees' proxy solicitor, The Altman Group, toll free at (866) 796-7175, if you have any questions or need assistance. Finally, Mr. Karkus welcomes all calls to discuss the Company and its future with any or shareholders. He is available at (516) 569-9999.

Important Additional Information
Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal and James McCubbin (the "Shareholder Nominees") filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on May 1, 2009 in connection with the 2009 Annual Meeting of Stockholders of The Quigley Corporation. Stockholders are strongly advised to read the Shareholder Nominees' proxy statement as it contains important information. Stockholders may obtain an additional copy of the Shareholder Nominee's definitive proxy statement and any other documents filed by them with the SEC for free at the SEC's website at http://www.sec.gov.  Additionally, copies of the definitive proxy statement are available for free at www.shareholdermaterial.com/qgly.

CONTACT INFORMATION:
Ted Karkus
Phone: (516) 569-9999

Paul Schulman
The Altman Group, Inc.
Phone: (201) 806-2206